Exhibit 10.11

CODE PURCHASE AGREEMENT

THIS CODE PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 28th day of April, 2015 (the “Effective Date”) by and between Next 1 Interactive, Inc. a Nevada corporation (“Next 1”), and RealBiz Media Group, Inc. a Delaware corporation (“RealBiz”).

WHEREAS, RealBiz is the owner and developer of the Ez Flix desktop and mobile application software currently used for Real Estate Agents (the “Software” as further defined in Section 1.6 below);

WHEREAS, Next 1 desires to purchase a copy of the Code for the Software and all future Modifications thereof and obtain a perpetual right to use the Code and Software for commercial exploitation in the Industry, and to obtain certain other rights as set forth herein, and RealBiz is willing to grant to Next 1 the foregoing rights, in accordance with the terms and provisions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

SECTION 1.  DEFINITIONS.

In this Agreement, the following capitalized terms shall have the following meanings:

1.1 “Code” means all source code for Ez Flix Software or any Modification including but not limited to all logic, logic diagrams, flowcharts, algorithms, routines, sub-routines, utilities, modules, file structures, coding sheets, coding, functional specifications, and program specifications comprising or contained in the software or any Modification whether in eye readable or machine readable form in both production and pre production format.

1.2 “End User” means any of Next 1’s customers.

1.3 “Industry” means the Travel related services, Employment search related and any other solution or product that competes or is competitive to a software solution or product that Next 1 now provides or hereafter may provide. Industry shall specifically exclude Real Estate, Real Estate Marketing to Real Estate Brokers and Real Estate Marketing to Real Estate Agents or any other industry that RealBiz hereafter may provide a software solution in.

1.4 “Modification(s)” means any modifications, changes, revisions, enhancements, corrections of defects, fixes, workarounds, improvements, or changes in functionality to the Licensed Software or the Code, whether or not issued in a formal update, upgrade, or release, or any other work of authorship based upon the Licensed Software, the Code, or a Modification provided they relate to time and attendance solutions, scheduling solutions or any software solution Next 1 now provides or hereafter may provide.

1.5 “Term” has the meaning set forth in Section 8.1.

1.6 “Software” means the source code of Ez Flix in machine executable object code format, and any documentation therefore, as set forth on Exhibit A attached hereto, including any Modifications made thereto.

1.7 “Parties” means collectively Next 1 and Realbiz.

SECTION 2.  CODE PURCHASE

2.1 Purchase of Code.  Subject to the terms of this Agreement, Realbiz hereby (a) sells to Next 1 a copy of the Code (which includes future Modifications thereto); and (b) grants to Next 1, an irrevocable, worldwide, perpetual right and license to forever retain and use the Code for commercial exploitation by Next 1 without restriction in the Industry (such rights to forever retain, use and commercially exploit the Code shall be referred to as the “Perpetual Right”). The Perpetual Right grants Next 1 the right to commercially exploit the Code in any manner in the Industry so long it’s use is not in competition with RealBiz areas of business interest, including but not limited to the Real Estate industry and that it is an integrated Next 1product or to an existing Next 1 customer utilizing a Next 1 Product including but not limited to the right (a) to use, market, license, distribute for commercial exploitation; (b) to use the Code to assist Next 1 in connection with licensing and; and (c) to make Modifications to the Code as set forth in Section 2.4. In consideration of the Perpetual Right and the other rights granted to Next 1, Next 1 shall pay RealBiz the “Purchase Price” set forth in Section 3.

2.2 Delivery of Materials.  Upon execution of this Agreement, RealBiz shall provide Next 1with one copy of the Code in a format agreeable to both Parties.

2.3 Modifications by Next 1. From the Effective Date hereof and forever in perpetuity, Next 1shall have the right to make Modifications to the Code at Next 1’s sole cost and expense without the prior written consent of RealBiz. All such Modifications made by Next 1shall be owned entirely by Next 1 (and are hereby assigned by RealBiz to Next 1) and without additional compensation to RealBiz.  Next 1 shall have no obligation to provide RealBiz with any source code, executable copy or documentation comprising any such Modification.  RealBiz shall give Next 1 all assistance required to perfect such rights to any such Modifications made by Next .

2.4 Next 1’s Right to Modifications made by RealBiz.  Next 1’s purchase of a copy of the Code and Perpetual Right includes a right to all Modifications made to the Code by RealBiz in executable and source code formats without additional cost to Next 1. RealBiz shall provide such Modifications to Next 1 prior to placing such Modifications into production to allow both Parties to coordinate the timing of placing related functionality into production. All Modifications made by RealBiz shall be and are part of the Perpetual Right granted to Next 1 hereunder and Next 1 shall have the right to forever retain and use the Code and Modifications made by RealBiz and to make further Modifications thereto as provided in this Agreement.

SECTION 3.                 PURCHASE PRICE AND FEES

3.1 Purchase Price.  For the rights granted hereunder, Next 1 shall pay RealBiz $100,000 payable in one or a combination of the following forms: (a) forgiveness of debt due to Next 1 by RealBiz (b) offset of distributions due to Next 1 by RealBiz .The method of payment will be agreed upon by both Parties prior the Effective Date. For the avoidance of doubt, the Parties each hereby acknowledge and agree that that Perpetual Right is granted on the date the payment of $100,000 has been received by RealBiz.

3.2 Expenses.  Each party shall pay all expenses incurred by it in the negotiation, execution and performance of this Agreement.

3.3 Code Delivery.  Upon purchase of the code, RealBiz shall provide Next 1 a copy of the code in an electronic media format agreed upon by Next 1 and RealBiz. Realbiz shall also provide Next 1 A copy of all subsequent Modifications in an electronic media format agreed upon by Next 1 and RealBiz.

3.4 Software Maintenance Fee.  Next 1 shall pay an annual Software maintenance fee of twenty thousand dollars ($20,000). This fee shall be paid at the beginning of the maintenance period, which begins when the purchase price is paid. The annual payment shall be prorated and made in monthly installments. If the functionality of the software significantly changes, the software maintenance fee shall be adjusted proportionally.

3.5 Source Code Access Fee. In addition to the Software Maintenance Fee, a one-time, negotiated, non-refundable source code access fees would be paid for any major enhancements.  The initial Software Maintenance Fee shall be twenty percent (20%) of the negotiated one-time fee and shall be paid and adjusted pursuant to the provisions contained in Section 3.4.

SECTION 4.  TITLE AND CONFIDENTIAL INFORMATION.

4.1 Title.  The Code are the sole property of RealBiz except the Perpetual Right granted to Next 1 herein, the copies of the Code delivered to Next 1 hereunder, and any Modification developed by Next 1 pursuant to Section 2.4, all of which shall be owned by Next 1.

4.2 Confidential Information.  The Parties agree that any information received by either party in connection with this Agreement which is not in the public domain including but not limited to the Code including information received verbally that a reasonable person would understand to constitute proprietary information (hereinafter “Confidential Information”) is not to be disclosed to any person other than employees, contractors, professional advisors, and actual or prospective investors, lenders or acquirers of either party who have a need to know such information.  The receiving party shall be responsible for unauthorized disclosures of the other party’s Confidential Information by such employees, contractors and others to whom it disclosed the Confidential Information.   The Parties agree that any Confidential Information disclosed to a party pursuant to this Agreement may be used by the receiving party only in the performance of this Agreement (or, as to advisors and other authorized discloses, for purposes of evaluation and advice), and for no other purpose. The Parties further agree that with respect to the Confidential Information of the other party, during the Term of this Agreement and thereafter, the receiving party will at all times maintain its confidentiality using the same degree of care that such party uses to protect its own Confidential Information and in no case using less than the usual standard of care used in the software licensing industry.  Confidential Information does not include information (i) which becomes public knowledge by acts other than those of the receiving party and through no fault of the receiving party; (ii) rightfully received by the receiving party from a third party who is not bound by a nondisclosure agreement with respect to such information and without breach of this Agreement; or (iii) which must be disclosed pursuant to a court or administrative order, provided that the receiving party first promptly notifies the disclosing party of such order so that the disclosing party may take appropriate action to preserve the confidentiality of such information.

SECTION 5.                  REPRESENTATIONS AND WARRANTIES

5.1 RealBiz Representation and Warranties.  RealBiz warrants and represents to Next 1 that (a) the Code shall perform substantially as described it its user manuals and other descriptions and specifications; (b) the Code will not contain any computer viruses or other code designed or intended to disable the functionality of any software or system, or otherwise designed or intended to adversely affect the operation of any systems or data of Next 1 and was not developed using any “open source code”; (c) RealBiz has the full power and authority to enter into this Agreement and all necessary rights to perform its obligation hereunder according to the terms and conditions of this Agreement and is the sole owner of all right, title and interest in and to the Code; (e) RealBiz has not granted and will not grant any rights in the Code (including any Modifications) to any third party which grant is inconsistent with the rights granted to Next 1 in this Agreement; and (e) neither the Code and any Modifications were made, or will be made, using any “open source code”.

5.2 Next 1 Representation and Warranties.  Next 1 warrants and represents to RealBiz that Next 1 (a) has the full power and authority to enter into this Agreement and all necessary rights to perform its obligation hereunder according to the terms and conditions of this Agreement; (b) will not give permission to any third party to use the Code for any purpose other than as expressly permitted by this Agreement; (c)  will not possess, use, import, export or resell (and shall not permit the possession, use, importation, exportation, or resale of) the Code or the in any manner which would cause it or its affiliates to breach any applicable export control laws, rules, or regulations of any jurisdiction applicable to Next 1; (d) will not grant any rights in the Code (including any Modifications) to any third party which grant is inconsistent with the rights granted to Next 1 in this Agreement; and (e) will not use any “open source code” for Modifications it makes.

SECTION 6.                  INDEMNIFICATION; LIMITATION OF LIABILITY.

6.1 RealBiz Indemnity.  RealBiz shall indemnify, defend and hold Next 1 and its affiliates, and their respective end users, resellers, officers, directors, employees, independent contractors, and agents harmless from and against any and all third party claims of loss, liability, costs and expenses (including reasonable legal fees and costs) arising out of (a) a breach by RealBiz of any representation, warranty or covenant by it in this Agreement or the Rights Agreement; or (b) any claim or action by a third party alleging that the Code, or any Modifications as provided by RealBiz to Next 1 hereunder at anytime infringes or misappropriates any patent, copyright, trade secret or other intellectual property right of a third party.

6.2 Next 1 Indemnity.  Next 1 shall indemnify, defend and hold RealBiz and its affiliates and their respective officers, directors, employees, independent contractors, agents and affiliates harmless from and against any and all third party claims of loss, liability, costs and expenses (including reasonable legal fees and costs) arising out of a breach by Next 1 of any representation, warranty or covenant by it in this Agreement or the Rights Agreement.

6.3 Limitations on Liability. EXCEPT FOR REALBIZ’S OBLIGATIONS UNDER SECTIONS 6.1(b) AND THE RIGHTS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY, FOR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT.

SECTION 7.                 INTENTIONALLY OMITTED.

SECTION 8.                 TERM; TERMINATION

8.1 Term.  This Agreement shall commence on the Effective Date and shall continue in perpetuity unless this Agreement is rightfully terminated by either party (the “Term”).

8.2 Termination by Either Party. Either party may terminate this Agreement if (a) the other party materially breaches any representation, warranty or covenant of such party in this Agreement or the Rights Agreement which breach is not cured within thirty (30) days of the receipt of written notice of breach specifically identifying the breach on which termination is based, or (b) upon receipt of notice in the event of the insolvency, bankruptcy, or inability of the other party to pay debts as and when due, or an assignment for the benefit of creditors, or the appointment of a receiver for all or a substantial part of the other party’s business or property, or an attachment of any assets lasting more than sixty (60) days or the other party ceases to conduct its business operations in the ordinary course of business. All rights and licenses granted under or pursuant to this Agreement by RealBiz to Next 1 are, and shall otherwise be deemed to be, for the purposes of Section 365(n) of the United States Bankruptcy Code (“Bankruptcy Code”), licenses to rights to “intellectual property” as defined in the Bankruptcy Code.  The Parties agree that Next 1, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code including, in the event of a bankruptcy proceeding by or against RealBiz under the Bankruptcy Code.

8.3 Effect of Termination.  No termination of any kind shall affect Next 1’s right to retain the Code and the Perpetual License forever.  If Next 1 breaches its payment obligations to RealBiz, RealBiz’s shall have the right to seek any remedies available at law or equity including the right to seek specific performance, injunctive relief, or other equitable relief against the breaching party, each of which shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any rights and remedies available to Realbiz at law or in equity. In the event RealBiz’s breaches its fundamental obligations to Next 1 under Sections 5 or 8.1(b), or under the Rights Agreement, Next 1 shall have the right to seek any remedies available at law or equity including the right to seek specific performance, injunctive relief, or other equitable relief against the breaching party, each of which shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any rights and remedies available to Next 1 at law or in equity.

SECTION 9.               MISCELLANEOUS.

9.1 Relationship of the Parties. Neither party will have any right, power, or authority to assume, create, or incur any expense, liability, or obligation, expressed or implied, on behalf of the other party. This Agreement is not intended to be nor will it be construed as a joint venture, association, partnership, or other form of a business organization or agency relationship.

9.2 Entire Agreement.  This Agreement constitutes the entire agreement between the Parties with respect to its subject matters and supersedes all previous written or oral negotiations, commitments and writings.

9.3 Assignability. This Agreement and the rights and obligations hereunder are not assignable by either party except to (a) an affiliate of a party, or (b) to a successor of a party in the event of a sale of substantially all of the assets or stock of such party (subject to the Rights Agreement) provided such successor or assign assumes the obligations hereunder as if it were the original RealBiz party to this Agreement and agrees to be bound by the terms of this Agreement in writing. In such event, each party shall provide the other party with written notice of the identity and contact information of a  permitted successor or assign and a copy of an assignment and assumption agreement. This Agreement shall bind and inure to the benefit of the Parties hereto and their permitted successors and assigns.

9.4 Waivers; Severability.  The failure of any of the Parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the Parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder.  If any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement will not be affected thereby, and the Parties will use all reasonable efforts to substitute for such invalid, illegal or unenforceable provisions one or more valid, legal and enforceable provisions which, insofar as practicable, implement the purposes and intents hereof.  To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

9.5 Amendments.  This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.

9.6 Law Governing.  This Agreement and performance hereunder will be governed by the laws of the State of Florida, exclusive of its conflict of law rules. In the event of a dispute regarding this Agreement or its subject matter that the Parties do not resolve by negotiation, the complaining party must submit the dispute to binding arbitration with the other party in Weston, Florida, before a single arbitrator under the Commercial Arbitration Rules of the American Arbitration Association. The cost of the arbitrator shall be borne equally by the Parties. The arbitrator may award reasonable attorneys’ fees and costs as part of the award. The award of the arbitrator will be binding and may be entered as a judgment in any court of competent jurisdiction.  Notwithstanding the foregoing, to the extent that the remedy sought by a party is injunctive relief, the Parties agree to the personal and subject matter jurisdiction, and the forum convenience, of the federal and state courts located in Broward County Florida.

9.7 Notices.  All notices, requests, demands and other communications hereunder shall be deemed to have been duly given on the date delivered if delivered by hand, three days after being sent by certified or registered mail (postage prepaid and with return receipt requested), on the date delivered if by overnight courier service, or on the date delivered if by fax transmission to:

TO: NEXT 1	Next 1 Interactive, Inc.
2690 Weston Road, Suite 200
Weston, Florida 33331
Attention: Chief Executive Officer
Facsimile No.: (954) 888-9779

To:	RealBiz Media Group, Inc.
2690 Weston Road, Suite 200
Weston, Florida 33331
Attention: Chief Executive Officer
Facsimile No.: (954) 888-9779

or to such other address of which any party may notify the other Parties as provided above.  Notices are effective upon receipt or, if mailed, five (5) business days after the placing thereof in the United States mail in the manner provided above.

9.8 Continuing Obligations. Unless otherwise expressly provided for therein, Sections 2, 3, 4, 5, 6, and 8 of this Agreement will survive termination of this Agreement for any reason.

9.9 Headings. The section headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the undersigned duly authorized officers of the respective Parties have hereto affixed their signatures to this Agreement as of the date and year first written above.

REALBIZ MEDIA GROUP, INC.	NEXT 1 INTERACTIVE, INC.

/s/ Alex Aliksanyan	/s/ Bill Kerby

By: Alex O. Aliksanyan	By: Bill Kerby
Its: C.O.O.	Its: C.E.O.

Exhibit A

Code

Items to be included in Ez Flix Source Code

Documentation:                    System documentation

Mobile application architecture

Training materials

End User Manual

Specifications or other instructional documentation